EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 14, 2007, relating to the financial statements and financial statement schedules of Pioneer Companies, Inc. and subsidiaries (“Pioneer”), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K/A of Pioneer for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
Houston, Texas
June 22, 2007